Exhibit 8.2

November 17, 2011

Board of Directors

National Rural Utilities Cooperative Finance Corporation

20701 Cooperative Way

Dulles, Virginia 20166

Ladies and Gentlemen:

We are acting as counsel to National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (the “Company”), in connection with its registration statement on Form S-3 (Form No. 333-177949) (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the offering of (i) senior debt securities and (ii) subordinated debt securities of the Company from time to time on a delayed or continuous basis as set forth in the prospectus dated November 14, 2011 which forms part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed offering of an unlimited aggregate principal amount of CFC InterNotes® (the “Securities”), of the Company, as described in the prospectus supplement dated November 17, 2011 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Prospectus Supplement.

This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (i) an executed copy of the Registration Statement; (ii) the Prospectus and Prospectus Supplement; (iii) a specimen copy of the Securities; and (iv) an executed copy of the Indenture, dated as of December 15, 1987 (the “Original Indenture,” as supplemented by a First Supplemental Indenture dated as of October 1, 1990 (the “Supplement”), the Original Indenture as amended by the Supplement and the Supplement, the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee.

In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus and the Prospectus Supplement. We have consequently relied upon representations and information presented in such documents.

Based upon, and subject to, the foregoing, the discussion in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that it describes provisions of federal income tax law, represents our opinion as to the material federal income tax considerations of the matters discussed therein, as of the date hereof.

We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion letter has been prepared solely for your use in connection with the filing of a Current Report on Form 8-K on the date of this opinion letter in connection with the establishment of a program through which the Company may issue and sell of the Securities, incorporated by reference in the Registration Statement, and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to Company’s Form 8-K and the incorporation hereof into the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP